Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Second Quarter 2007

— Total revenues increase approximately 250% over Q2 2006 reflecting ANTARA® acquisition;

ANTARA revenues increase 14% from prior quarter —

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., August 2, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the second quarter of 2007. The Company reported total revenues of $15.9 million in the second quarter of 2007, compared to $4.6 million in total revenues in the second quarter of 2006, prior to the acquisition of ANTARA® (fenofibrate) capsules. During the second quarter of 2007, the Company recorded approximately $14.1 million in revenue from ANTARA and $1.8 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets.

“During the second quarter, as the respiratory tract infection season slowed, our sales force shifted more focus back to ANTARA,” stated Steven M. Rauscher, President and Chief Executive Officer. “The growth rate for ANTARA prescriptions continues to outpace the market for branded fenofibrate products, and we look forward to building on this success, particularly through the summer and fall seasons.”

For the second quarter ended June 30, 2007, the Company reported net income of $16,277,000, or $0.70 per diluted share, reflecting a one-time, non-cash gain of $30.8 million due to the extinguishment of outstanding convertible notes in connection with the convertible debt exchange completed during the second quarter of 2007. Over future periods, this gain will be offset by non-cash charges corresponding to the amortization of the discount at which the notes were sold. Exclusive of this one-time gain, the Company’s pro forma net loss for the second quarter of 2007 was ($14,547,000), or ($0.48) per diluted share. During the second quarter of 2006, the Company reported a net loss of ($23,026,000), or ($1.96) per basic and diluted share.

During the second quarter, the Company raised approximately $41 million in net proceeds through the sale of new convertible notes. The Company’s total cash, including restricted cash and cash equivalents, as of June 30, 2007, was $69.7 million. Excluding proceeds from the convertible debt transaction, the Company’s cash position decreased by approximately $10.5 million during the second quarter.

Selling, marketing, general and administrative expenses were $17.3 million in the second quarter of 2007, compared to $21.0 million in the second quarter of 2006. Research and development expenses for the second quarter of 2007 totaled approximately $1.3 million, compared to $3.2 million in the second quarter of 2006. This decrease reflects completion of the FACTIVE post-marketing study during the first quarter of 2007, nearly a year ahead of schedule.

For the six months ended June 30, 2007, the Company reported revenues of $39.1 million, compared to $15.5 million in the first half of 2006. The Company recorded ANTARA revenues of $26.4 million and FACTIVE revenues of $12.7 million for the first half of 2007. This compares to FACTIVE revenues of

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$12.0 million in the first half of 2006. FACTIVE results for the second quarter of 2007 were impacted by returns associated with the shift in product mix from seven-day to five-day treatment and newly initiated patient rebate programs. The Company reported a net income of $4,315,000, or $0.32 per diluted share, reflecting the non-cash gain related to the convertible debt exchange completed during the first half of 2007; exclusive of this one-time gain, the Company’s pro forma net loss for the first half of 2007 was ($26,509,000), or ($1.95) per diluted share. This compares to a net loss of ($43,130,000), or ($4.02) per basic and diluted share for the first half of 2006.

Exclusive of proceeds raised in financing transactions, the Company’s net cash decrease was approximately $16.6 million in the first half of 2007, compared with a net cash decrease of $32.8 million in the first half of 2006.

Financial Guidance

The Company reiterates its prior guidance for revenue growth and net cash use. For fiscal year 2007, the Company expects total revenue to increase by at least 80 percent from the $46.2 million in revenue recorded for fiscal year 2006, with approximately two-thirds of those revenues derived from sales of ANTARA, acquired in August 2006. In 2007, the Company expects a net decrease in cash of approximately $40 million, excluding proceeds from the convertible debt transaction, and anticipates a net decrease in cash of $20-24 million in 2008. This guidance does not include the cash impact of any potential business development transactions.

ANTARA Market Performance Highlights

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Total prescription growth: During the second quarter of 2007, approximately 123,000 prescriptions for ANTARA were filled, representing a 4% increase in dispensed prescriptions compared to the first quarter of 2007. During this same period, prescriptions for branded fenofibrate products grew 2%.

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Weekly prescriptions: In the week ending July 20, 2007, the most recent week for which data are available, the four-week moving average for total prescriptions of ANTARA increased to 9,812, from 8,153 at the time Oscient acquired ANTARA.

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Market share: During the latest four-week period available, ANTARA obtained an average of approximately 4.0% market share of total prescriptions among branded fenofibrate products up from 3.6%, prior to the commencement of the Company’s selling efforts. New prescription market share during the same four-week period was 4.8%, up from 4.2% prior to the commencement of selling efforts.

FACTIVE Market Performance Highlights

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Market performance: During the second quarter of 2007, nearly 46,400 prescriptions for FACTIVE were dispensed. During the first quarter of 2007, 99,000 prescriptions were dispensed, reflecting increased promotional focus on FACTIVE during the winter respiratory tract infection season.

•	Physician acceptance: Since launch, approximately 682,000 prescriptions for FACTIVE tablets have been written by nearly 31,400 physicians as of June 30, 2007.

•	Market share: For the second quarter of 2007, among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE attained approximately a 1.7% market share.

FACTIVE Commercialization Milestones

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Five-day treatment of community-acquired pneumonia (CAP): On May 1, 2007, the U.S. Food and Drug Administration (FDA) approved FACTIVE for the five-day treatment of CAP caused by the most prevalent respiratory pathogens, making FACTIVE the only fluoroquinolone approved in the U.S. for the five-day treatment of both acute bacterial exacerbations of chronic bronchitis (AECB) and CAP. The approved supplemental New Drug Application (sNDA) was based on results from the Company’s successful Phase III trial comparing a five-day treatment and the originally approved seven-day treatment with FACTIVE 320 mg once-daily for CAP. Full results of the study were recently published in the July issue of the Journal of Antimicrobial Chemotherapy. The Company anticipates formally launching the five-day treatment of CAP to physicians in the fall.

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About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated revenue increases for the fiscal year ending December 31, 2007, (ii) the Company’s anticipated cash utilization for 2007 and 2008, (iii) the continued growth of sales of ANTARA and (iv) the launch of FACTIVE for the five-day treatment of CAP. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) whether our partners in ex-US territories will be able to obtain approval for FACTIVE and/or expand the indications for which FACTIVE is approved, (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (d) delays by the FDA; and (e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until August 9, 2007. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 10409669. A replay of the webcast will also be available on the Company’s website.

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OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues:
Product revenue, net	$15,762	$2,622	$37,805	$11,868
Co-promotion revenue	—	1,871	—	3,416
Other revenue	151	60	1,307	242

Total revenues	15,913	4,553	39,112	15,526

Costs and expenses[1]:
Cost of product revenue	6,591	2,485	15,345	5,235
Research and development	1,292	3,205	2,797	6,134
Selling and marketing	14,348	17,237	31,803	37,682
General and administrative	2,914	3,763	6,473	7,402

Total costs and expenses	25,145	26,690	56,418	56,453

Loss from operations	(9,232)	(22,137)	(17,306)	(40,927)

Other income (expense):
Interest income	720	901	1,210	1,597
Interest expense	(6,369)	(2,072)	(10,847)	(4,082)
Gain on exchange of convertible notes (non-cash)	30,824	—	30,824	—
Derivative gain on convertible notes (non-cash)	394	—	394	—
Gain on disposition of investment	—	237	158	237
Gain on sale of fixed assets	47	2	47	2
Other income	1	43	50	43

Net other income (expense)	25,617	(889)	21,836	(2,203)

Net income (loss) before income tax	16,385	(23,026)	4,530	(43,130)

Provision for income tax	(108)	—	(215)	—

Net income (loss):	$16,277	$(23,026)	$4,315	$(43,130)

Net income (loss) per common share—basic	$1.20	$(1.96)	$0.32	$(4.02)
Net income (loss) per common share—diluted	$0.70	$(1.96)	$0.32	$(4.02)
Weighted average shares outstanding—basic	13,587,513	11,723,371	13,584,582	10,718,104

Weighted average shares outstanding—diluted	26,023,506	11,723,371	13,589,760	10,718,104

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 30, 2007	Dec. 31, 2006
Cash, cash equivalents and restricted cash**	$69,734	$44,808
Total assets	295,489	279,407
Deferred revenues	1,361	1,386
Long-term liabilities	265,025	250,977
Shareholders’ equity (deficit)	4,075	(1,996)

**	Includes restricted cash at 6/30/07 of approximately $4.1 million which relates to real estate obligations

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The 2007 results reflect $677,000 and $1,379,000 related to stock-based compensation associated with the adoption of FASB Statement No. 123(R) for the three and six month periods ended June 30, 2007, respectively; the 2006 results reflect $992,000 and $2,090,000 for the three and six month period ended June 30, 2006, respectively.